Exhibit 23(d)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-211416 on Form S-3 of our reports dated February 20, 2018, relating to the financial statements and financial statement schedule of Gulf Power Company, appearing in this Annual Report on Form 10-K of Gulf Power Company for the year ended December 31, 2017.

/s/Deloitte & Touche LLP
Atlanta, Georgia
February 20, 2018